As filed with the Securities and Exchange Commission on June 2, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

REGENCY CENTERS CORPORATION

(Exact Name of registrant as specified in its charter)

Florida	59-3191743
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(Address of principal executive offices) (zip code)

Regency Centers Corporation 2011 Omnibus Incentive Plan

(Full title of the Plan)

J. Christian Leavitt

Senior Vice President

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(904) 598-7000

(Address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael B. Kirwan, Esq.

Foley & Lardner LLP

One Independent Drive, Suite 1300

Jacksonville, Florida 32202

(904) 359-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed Maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $.01 par value	4,134,465 shares	$45.08	$186,381,682	$21,639

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of common stock that may be offered or issued in the event of a stock dividend, reverse stock split, split-up, recapitalization, forfeiture of stock, or other similar event.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $45.08, the average of the high and low sale prices of our common stock on the New York Stock Exchange on May 25, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3	Incorporation of Documents by Reference.

Regency Centers Corporation (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission:

•	The Registrant’s annual report on Form 10-K for the year ended December 31, 2010 filed on March 1, 2011, which contains the Registrant’s audited financial statements;

•	The Registrant’s quarterly report on Form 10-Q for the three months ended March 31, 2011 and related Form 12b-25 filed in connection therewith;

•

The Registrant’s current reports on Form 8-K filed January 3, 2011, May 5, 2011 (only with respect to Item 8.01 included therein), May 6, 2011 and May 23, 2011 (as amended by Form 8-K/A filed on May 31, 2011); and

•

The description of the Registrant’s common stock which is contained in the registration statement on Form 8-A filed on August 30, 1993, and declared effective on October 29, 1993, including amendments or reports filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4	Description of Securities.

Not Applicable.

Item 5	Interests of Named Experts and Counsel.

The validity of the securities to which this prospectus relates will be passed upon for us by Foley & Lardner LLP, Jacksonville, Florida. Attorneys with Foley & Lardner LLP representing us with respect to this offering beneficially owned approximately 1,200 shares of our common stock as of the date of this prospectus.

Item 6	Indemnification of Directors and Officers.

The Registrant’s officers and directors are and will be indemnified under Florida law and the Registrant’s articles of incorporation.

The Florida Business Corporation Act (the “Florida Act”), under which the Registrant is organized, permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

Article X of the Registrant’s bylaws provides that the Registrant shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, the Registrant has entered into indemnification agreements with its directors and executive officers in which it has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act.

Item 7	Exemption from Registration Claimed.

Not Applicable.

Item 8	Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9	Undertakings

The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Articles of Incorporation or Bylaws of the registrant or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on the 2nd day of June, 2011.

REGENCY CENTERS CORPORATION

By:	/s/ Martin E. Stein, Jr.
Martin E. Stein, Jr.,
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: June 2, 2011	/s/ Martin E. Stein, Jr.
Martin E. Stein, Jr., Chairman of the Board and Chief Executive Officer

Date: June 2, 2011	/s/ Brian M. Smith
Brian M. Smith, President, Chief Operating Officer and Director

Date: June 2, 2011	/s/ Bruce M. Johnson
Bruce M. Johnson, Executive Vice President, Chief Financial Officer (Principal Financial Officer) and Director

Date: June 2, 2011	/s/ J. Christian Leavitt
J. Christian Leavitt, Senior Vice President (Principal Accounting Officer)

Date: June 2, 2011	/s/ Raymond L. Bank
Raymond L. Bank, Director

Date: June 2, 2011
C. Ronald Blankenship, Director

Date: June 2, 2011	/s/ A.R. Carpenter
A.R. Carpenter, Director

Date: June 2, 2011	/s/ J. Dix Druce, Jr.
J. Dix Druce, Jr., Director

Date: June 2, 2011	/s/ Mary Lou Fiala
Mary Lou Fiala, Director

Date: June 2, 2011
Douglas S. Luke, Director

Date: June 2, 2011	/s/ John C. Schweitzer
John C. Schweitzer, Director

Date: June 2, 2011
Thomas G. Wattles, Director

EXHIBIT INDEX

Exhibit Number

4.1*	Regency Centers Corporation 2011 Omnibus Incentive Plan

5.1	Legal Opinion of Foley & Lardner LLP

23.1	Consent of KPMG LLP

23.2	Consent of Foley & Lardner LLP (included as part of its opinion to be filed as Exhibit 5.1 hereto)

*	Incorporated by reference to Annex A to our definitive proxy statement filed on March 24, 2011.